UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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iBASIS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 23, 2006

Dear Shareholder:

You are cordially invited to attend the 2006 Annual Meeting of Shareholders of iBasis, Inc., which will be held at our offices, located at 20 Second Avenue, Burlington, Massachusetts 01803, on Tuesday, May 2, 2006 at 10:00 a.m., local time.

Included in the agenda for the meeting, shareholders will be asked to approve several alternative amendments to the Company’s certificate of incorporation necessary to effect a reverse stock split of the Company’s outstanding common stock. The Company is considering effecting reverse stock split in order to increase the per-share market price of the Company’s common stock for the purpose of achieving compliance with the listing requirements of the NASDAQ National Market or NASDAQ Capital Market. Initial listing requirements for the NASDAQ National Market include a minimum bid price of $5.00 per share and for the NASDAQ Capital Market, a minimum bid price of $4.00 per share. The Company believes that trading on either such markets may provide both a broader market for the Company’s common stock and facilitate the use of the Company’s common stock in financing transactions and strategic opportunities. The Company’s Board of Directors believes that the reverse stock split proposal is advisable and in the best interest of the Company and its shareholders and recommends that the shareholders vote “FOR” the proposal.

The Notice of Annual Meeting of Shareholders and a Proxy Statement, which describe all formal business to be conducted at the annual meeting, accompany this letter. Our 2005 Annual Report on Form 10-K is also enclosed for your information.

All shareholders are invited to attend the annual meeting. However, to ensure your representation there, you are urged to complete, date, sign and return the enclosed Proxy Card in the enclosed postage-paid envelope, or to vote via the Internet or by telephone, as instructed in the proxy materials, at your earliest convenience.

Your shares cannot be voted unless you follow the instructions listed above or attend the annual meeting in person. The matters before the shareholders are important. Please consider and vote upon these matters regardless of the number of shares you own.

Sincerely,

Ofer Gneezy
President and Chief Executive Officer

iBASIS, INC.

20 Second Avenue

Burlington, Massachusetts 01803

NOTICE OF 2006 ANNUAL MEETING OF SHAREHOLDERS

To be Held on May 2, 2006

TO OUR SHAREHOLDERS:

The 2006 Annual Meeting of Shareholders of iBasis, Inc., a Delaware corporation, will be held on Tuesday, May 2, 2006, at 10:00 a.m., local time, at our offices, located at 20 Second Avenue, Burlington, Massachusetts 01803. The purpose of the annual meeting is:

1.                To elect two (2) Class 1 directors each to hold office for a three-year term and until each director’s respective successor has been duly elected and qualified or until his or her earlier resignation or removal;

2.                To approve an amendment to the Company’s First Amended and Restated Certificate of Incorporation, as amended, if the Board of Directors determines that any such amendment would be in the best interests of the Company and its shareholders, to effect any of the following reverse stock splits of the Company’s common stock, a result of which will be a reduction in the number of outstanding shares of common stock:

(a)           a two-for-one (2:1) reverse stock split;

(b)          a two and one half-for-one (2.5:1) reverse stock split;

(c)           a three-for-one (3:1) reverse stock split;

(d)          a three and one half-for-one (3.5:1) reverse stock split;

(e)           a four-for-one (4:1) reverse stock split;

(f)             a four and one half-for-one (4.5:1) reverse stock split;

(g)           a five-for-one (5:1) reverse stock split;

(h)          a five and one half-for-one (5.5:1) reverse stock split;

(i)             a six-for-one (6:1) reverse stock split; and

(j)              a six and one half-for-one (6.5:1) reverse stock split.

3.                To ratify the appointment of the firm of Deloitte & Touche LLP as independent registered public accounting firm for iBasis for the fiscal year ending December 31, 2006; and

4.                To transact such other business as may properly come before the meeting or any adjournment thereof.

Our Board of Directors has fixed March 22, 2006 as the record date for the annual meeting. Accordingly, only shareholders of record at the close of business on that date will be entitled to notice of, and to vote at the annual meeting or any adjournments thereof.

Please vote your proxy as promptly as possible by following one of these steps:

(a)          Vote via the Internet (see instructions on the enclosed proxy card);

(b)         Vote via telephone (toll-free) in the United States or Canada (see instructions on the enclosed proxy card); or

(c)          Complete, date, sign and return the enclosed proxy card (a postage-prepaid envelope is enclosed).

The Internet and telephone voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to vote their shares, and to confirm that their instructions have been properly recorded. Specific instructions to be followed by any registered shareholder interested in voting via the Internet or telephone are set forth on the enclosed proxy card and must be completed by 1:00 a.m. Central Time, on May 2, 2006. If you return the proxy by any of the methods listed above and wish to change your vote, you may nevertheless attend the annual meeting and vote your shares in person. If your stock is held in the name of a broker, bank or other nominee, follow the instructions in the form you receive from your broker or bank. To vote in person, bring a form of personal identification with you. If your stock is held by a broker, bank or other nominee, bring an account statement or letter from the record holder indicating that you own the shares as of March 22, 2006, the record date, and obtain from the record holder a proxy issued in your name.

All of our shareholders are cordially invited to attend the annual meeting.

By Order of the Board of Directors,

Jonathan D. Draluck
Vice President Business Affairs,
General Counsel & Secretary

Burlington, Massachusetts
March 23, 2006

It is important that your shares be represented at the annual meeting. Whether or not you plan to attend the annual meeting, please vote by signing, dating, and returning the enclosed proxy card in the enclosed envelope, which requires no postage if mailed from within the United States, or vote via the Internet or by telephone as instructed in the proxy materials.

iBASIS, INC.

20 Second Avenue

Burlington, Massachusetts 01803

PROXY STATEMENT

Annual Meeting of Shareholders To Be Held on Tuesday, May 2, 2006

Proxies enclosed with this proxy statement are solicited by the Board of Directors of iBasis, Inc., a Delaware corporation (“iBasis” or the “Company”) for use at the Annual Meeting of Shareholders to be held on Tuesday, May 2, 2006 at 10:00 a.m., at our offices, 20 Second Avenue, Burlington, Massachusetts 01803, and any adjournments or postponement of such meeting. The purposes of the annual meeting and the matters to be acted upon are set forth in the accompanying Notice of 2006 Annual Meeting of Shareholders to be held on May 2, 2006.

Registered shareholders may vote their shares via the Internet, via telephone, or by mailing their signed proxy card, as directed in the proxy materials. The Internet and telephone voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to vote their shares, and confirm that their instructions have been properly recorded.  If your stock is held in the name of a broker, bank or other nominee, follow the instructions in the form you receive from your broker or bank. To vote in person, bring a form of personal identification with you. If your stock is held by a broker, bank or other nominee, bring an account statement or letter from the record holder indicating that you own the shares as of March 22, 2006, the record date, and obtain from the record holder a proxy issued in your name.

Shares represented by duly executed proxies received by iBasis prior to the annual meeting will be voted as instructed in the proxy on each matter submitted to the vote of shareholders. If any duly executed proxy is returned without voting instructions, the persons named as proxies thereon intend to vote all shares represented by such proxy:

FOR the election of the nominees for directors named below,

FOR approval to amend the Company’s First Amended and Restated Certificate of Incorporation to effect any of the following reverse stock splits of the Company’s common stock: (a) a two-for-one (2:1) reverse stock split; (b) a two and one half-for-one (2.5:1) reverse stock split; (c) a three-for-one (3:1) reverse stock split; (d) a three and one half-for-one (3.5:1) reverse stock split; (e) a four-for-one (4:1) reverse stock split; (f) a four and one half-for one (4.5:1) reverse stock split; (g) a five-for-one (5:1) reverse stock split; (h) a five and one half-for-one reverse stock split; (i) a six-for-one reverse stock split; and (j) a six and one half-for-one reverse stock split, and

FOR the ratification of Deloitte & Touche LLP as independent registered public accounting firm.

The Board of Directors is not aware of any other matters to be presented at the annual meeting. If any other matter should be presented at the annual meeting upon which a vote may properly be taken, shares represented by all duly executed proxies received by iBasis will be voted with respect thereto in accordance with the best judgment of the persons named in the proxies.

Any shareholder may revoke a proxy at any time prior to its exercise by delivering a later-dated proxy, by written notice of revocation to our Secretary at the address set forth below, or by voting in person at the annual meeting. If a shareholder does not intend to attend the annual meeting, any written proxy or notice should be returned for receipt by iBasis, not later than the close of business on Monday, May 1, 2006. All costs of distribution and solicitation of proxies will be borne by us. We have retained Computershare Limited and The Altman Group to organize the distribution and return of the proxy materials. Computershare is paid approximately $25,000 annually for various services, including those rendered in connection with our annual meeting. The Altman Group will be paid approximately $6,000, plus reimbursement of expenses, to distribute the proxy materials and to solicit the vote of shareholders.

Solicitation by iBasis officers and employees may also be made of some shareholders in person or by mail, telephone or electronic mail following the initial solicitation.

Only shareholders of record as of the close of business on March 22, 2006, the record date, will be entitled to notice of and to vote at the annual meeting and any adjournments or postponements thereof. As of the record date, there were 99,313,477 shares (excluding treasury shares) of common stock, $0.001 par value, issued and outstanding. These shares of common stock are the only securities of iBasis entitled to vote at the annual meeting. Shareholders are entitled to cast one vote for each share of common stock held of record on the record date.

An Annual Report on Form 10-K, containing audited financial statements for the fiscal year ended December 31, 2005, accompanies this Proxy Statement. Our mailing address is 20 Second Avenue, Burlington, Massachusetts 01803.

This proxy statement and the enclosed proxy are expected to be mailed to shareholders on or about March 31, 2006.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding beneficial ownership of our common stock as of March 22, 2006 by:

•       each person we know owns beneficially more than five percent (5%) of our common stock;

•       each of our directors;

•       each of our executive officers; and

•       all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”). In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or exercisable within 60 days of March 22, 2006 are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite the shareholder’s name. Unless otherwise indicated, the address for each shareholder is c/o iBasis, Inc., 20 Second Avenue, Burlington, Massachusetts 01803.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership Number	Percent of Class
LC Capital Master Fund, Ltd.(1)	7,664,689	7.65%
c/o Trident Fund Services (B.V.I.) Limited P.O. Box 146 Waterfront Drive Wickhams Cay Road Town, Tortola British Virgin Islands
Singer Children’s Management Trust(2)	6,947,934	6.83%
c/o Romulus Holdings, Inc. 560 Sylvan Ave Englewood Cliffs, NJ 07632
Loeb Partners Corporation(3) 61 Broadway New York, NY 10006	5,228,554	5.26%
Ofer Gneezy(4)	4,366,432	4.39%
Gordon J. VanderBrug(5)	1,807,022	1.82%
Charles N. Corfield(6)	1,484,416	1.49%
Charles Skibo(7)	230,000	*
David Lee(8)	115,000	*
W. Frank King(9)	190,750	*
Robert H. Brumley(10)	40,000	*
Richard G. Tennant(11)	245,500	*
Paul H. Floyd(12)	342,500	*
Dan Powdermaker(13)	252,881	*
All executive officers and directors as a group (11 persons)(14)	9,074,501	8.96%

*                    Represents less than 1% of the outstanding shares of common stock.

(1)          According to information provided to the Company on February 22, 2006, includes 854,206 shares of common stock issuable upon exercise of warrants within 60 days of March 23, 2006.

(2)          According to information provided to the Company on March 2, 2006, includes: 666,100 warrants to purchase shares of common stock at an exercise price of $0.65 per share, 1,444,586 warrants to purchase shares of common stock at an exercise price of $1.85 per share, and 235,000 warrants to purchase shares of common stock at an exercise price of $2.10 per share.

(3)          According to information submitted to the Company as of April 12, 2005 and as adjusted for subsequent debt conversions into common stock.

(4)          Includes 260,000 shares of common stock issuable upon exercise of options within 60 days of March 22, 2006. Also includes 50,000 shares held by The Ofer Gneezy 1999 Family Trust for the benefit of Mr. Gneezy’s children. Mr. Gneezy disclaims beneficial ownership of the shares held by the Ofer Gneezy 1999 Family Trust.

(5)          Includes 230,000 shares of common stock issuable upon exercise of options within 60 days of March 22, 2006. Also includes 1,177,345 shares held by the G.J. & C.E. VanderBrug Family Limited Partnership. Dr. VanderBrug disclaims beneficial ownership of the shares held by the G.J. & C.E. VanderBrug Family Limited Partnership, except to the extent of his pecuniary interest therein. Does not include 29,230 shares of common stock held by Dr. VanderBrug’s spouse of which shares Dr. VanderBrug disclaims beneficial ownership.

(6)          Includes 140,000 shares of common stock issuable upon exercise of options within 60 days of March 22, 2006. Also includes 1,344,416 shares held by the Charles N. Corfield Trust u/a/d 12/19/91, a revocable trust of which Mr. Corfield is the sole trustee.

(7)          Includes 230,000 shares of common stock issuable upon exercise of options within 60 days of March 22, 2006.

(8)          Includes 100,000 shares of common stock issuable upon exercise of options within 60 days of March 22, 2006.

(9)          Includes 190,000 shares of common stock issuable upon exercise of options within 60 days of March 22, 2006.

(10)   Includes 40,000 shares of common stock issuable upon exercise of options within 60 days of March 22, 2006.

(11)   Includes 227,500 shares of common stock issuable upon exercise of options within 60 days of March 22, 2006.

(12)   Includes 312,500 shares of common stock issuable upon exercise of options within 60 days of March 22, 2006.

(13)   Includes 227,500 shares of common stock issuable upon exercise of options within 60 days of March 22, 2006.

(14)   Includes 1,957,500 shares of common stock issuable upon the exercise of options within 60 days of March 22, 2006 and 1,227,345 shares held by affiliates of such directors and executive officers.

Equity Compensation Plan Information

The following table provides information as of December 31, 2005 with respect to the shares of our common stock that may be issued under our existing equity compensation plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	6,304,860	$1.54	5,363,885
Equity compensation plans not approved by security holders	0	N/A	0
Total	6,304,860	$1.54	5,363,885

(1)          Consists of the Company’s Amended and Restated 1997 Stock Incentive Plan.

EXECUTIVE COMPENSATION AND OTHER INFORMATION
CONCERNING DIRECTORS AND EXECUTIVE OFFICERS

Executive Officers

The executive officers of iBasis, and their ages as of March 22, 2006, are as follows:

Name	Age	Position
Ofer Gneezy	54	President, Chief Executive Officer, Treasurer and director
Gordon J. VanderBrug	63	Executive Vice President, Assistant Secretary and director
Dan Powdermaker	42	Senior Vice President of Worldwide Sales
Paul H. Floyd	48	Senior Vice President of R&D, Engineering and Operations
Richard G. Tennant	61	Senior Vice President of Finance and Administration and Chief Financial Officer
Timothy P. Enright	44	Senior Vice President of Retail

Mr. Gneezy, co-founder, has served as our President, Chief Executive Officer, Treasurer and director since our formation in August 1996. From 1994 to 1996, Mr. Gneezy served as President of Acuity Imaging, Inc., a multinational company focused on the industrial automation industry. From 1980 to 1994, Mr. Gneezy was an executive of Automatix, Inc. (a predecessor to Acuity Imaging), an industrial automation company, most recently having served as its President and Chief Executive Officer. Since July 2000, Mr. Gneezy has served as a director and a member of the Audit Committee of NMS Communications Corporation, which provides communication solutions for wireless and wireline networks. Mr. Gneezy graduated from Tel-Aviv University, is a graduate of the Advanced Management Program at Harvard University’s Graduate School of Business Administration and has a Masters of Science in engineering from M.I.T.

Dr. VanderBrug, co-founder, has served as our Executive Vice President, Assistant Secretary and director since October 1996. From 1991 to 1996, Dr. VanderBrug was the Director of Marketing, Electronic Imaging Systems of Polaroid Corporation. In 1980, Dr. VanderBrug co-founded Automatix, Inc. Dr. VanderBrug received his B.A. in mathematics from Calvin College, an M.A. in mathematics from Wayne State University, and his Ph.D. in computer science from the University of Maryland.

Mr. Powdermaker has served as our Senior Vice President of Worldwide Sales since June 2002. An early member of the iBasis management team, Mr. Powdermaker has spent the past seven years at iBasis developing relationships with carriers and service providers around the world and establishing the sales force to support these customers and partners. During that time, he has worked to bring iBasis’ initial US customers onto The iBasis Network™, has served as Vice President of Sales for Asia and more recently as Vice President, Europe, the Middle East and Africa. Prior to joining iBasis, Mr. Powdermaker worked in sales management for AT&T Global Markets, a networking services division of AT&T focused on the world’s 2,000 largest telecommunications users.

Mr. Floyd has served as our Senior Vice President of R&D, Engineering and Operations since September 2001. From April 2001 until September 2001, Mr. Floyd was our Vice President of Research and Development. Prior to joining iBasis, from 2000 until January 2001, Mr. Floyd was a Senior Vice President of DSL Business at Paradyne Networks, Inc., a manufacturer of high-speed broadband access products and technology that support and manage high-bandwidth applications and network traffic. From 1996 to 2000, Mr. Floyd served as Vice President of Research and Development and Engineering at Paradyne.

Mr. Tennant has served as our Chief Financial Officer since October 2001 and was promoted on February 16, 2006 from Vice President of Finance and Administration to Senior Vice President of Finance

and Administration. From June 2000 to September 2001, Mr. Tennant was the Vice President, Chief Financial Officer and Treasurer of ScoreBoard, Inc., a software company providing optimization solutions for wireless carriers. From 1999 to 2000, Mr. Tennant served as Senior Vice President and Chief Financial Officer of Orbcomm Global, L.P., the world’s first commercial provider of global low-earth satellite data and messaging services. From 1997 to 1999, Mr. Tennant served as Senior Vice President and Chief Financial Officer of Information Resource Engineering, now known as SafeNet, Inc., a developer and manufacturer of security and encryption products for computer data networks.

Mr. Enright has served as our Senior Vice President of Retail since January 2006. Mr. Enright brings more than 20 years of sales and marketing experience in consumer telecommunications. Prior to joining iBasis, from April 1999 to December 2005, Mr. Enright developed Nextel’s wireless phone business as area vice president for New England. Mr. Enright has also played roles in the wireless businesses of Sprint PCS from June 1997 through April 1999 and CellularOne/Southwestern Bell from October 1990 through May 1997.

Summary Compensation

The following table sets forth information concerning the annual and long-term compensation in each of the last three fiscal years for our Chief Executive Officer and the next four most highly compensated executive officers.

	Annual Compensation(1)
	Year	Salary	Bonus	Other Annual Compensation		Securities Underlying Options
Ofer Gneezy	2005	$200,000	$87,500	$0		0
President, Chief Executive Officer,	2004	200,000	0	0		40,000
Treasurer and Director	2003	200,000	0	0		120,000
Gordon J. VanderBrug	2005	180,000	80,500	0		0
Executive Vice President, Assistant	2004	180,000	0	0		40,000
Secretary and Director	2003	180,000	0	0		120,000
Paul H. Floyd	2005	180,000	35,000	0		0
Senior Vice President of R&D,	2004	180,000	0	0		40,000
Engineering and Operations	2003	180,000	0	0		275,000	(2)
Richard G. Tennant	2005	175,000	59,500	0		0
Senior Vice President of Finance and	2004	175,000	0	0		40,000
Administration and Chief Financial	2003	175,000	0	0		100,000
Officer
Dan Powdermaker	2005	150,000	0	123,284	(3)	0
Senior Vice President of	2004	150,000	0	136,485	(3)	40,000
Worldwide Sales	2003	150,000	0	241,472	(3)	220,000	(4)

(1)          Excludes certain perquisites and other benefits, the amount of which did not exceed 10% of the employee’s total salary and bonus. The Company has a policy of awarding few or no perquisites.

(2)          Mr. Floyd voluntarily surrendered 175,000 stock options on December 23, 2002, pursuant to iBasis’ Tender Offer Statement and Offer to Exchange Outstanding Stock Options on Schedule TO, filed with the SEC on November 25, 2002 (the “Exchange Offer”). In accordance with the terms of the Exchange Offer, 175,000 new options were granted to Mr. Floyd on June 24, 2003. Pursuant to the Exchange Offer, for each option to purchase one share of common stock that Mr. Floyd surrendered, he received a new option to purchase one share of common stock. Mr. Floyd was also granted 100,000 stock options on August 11, 2003.

(3)          Mr. Powdermaker received $103,240 in sales commissions and $138,232 in reimbursement of living expenses while working at our London office in 2003, $136,485 in sales commissions in 2004 and $123,284 in sales commissions in 2005.

(4)          Mr. Powdermaker voluntarily surrendered 120,000 stock options on December 23, 2002, pursuant to the Exchange Offer. In accordance with the terms of the Exchange Offer, 120,000 new stock options were granted to Mr. Powdermaker on June 24, 2003. Pursuant to the Exchange Offer, for each option to purchase one share of common stock that Mr. Powdermaker surrendered, he received a new option to purchase one share of common stock. Mr. Powdermaker was also granted 100,000 stock options on August 11, 2003.

Aggregated Option Exercises In Last Fiscal Year And Fiscal Year-End Option Values

The following table contains information concerning  the value of unexercised stock options at December 31, 2005 held by the executive officers named in the summary compensation table. No named executive officers exercised stock options during 2005.

	Number of Shares Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End(1)
	Exercisable	Unexercisable	Exercisable	Unexercisable
Ofer Gneezy	250,000	80,000	$178,025	$49,875
Gordon J. VanderBrug	220,000	80,000	163,425	49,875
Paul H. Floyd	303,750	71,250	223,288	41,563
Richard G. Tennant	218,750	71,250	219,938	41,563
Dan Powdermaker	218,750	71,250	157,538	41,563

(1)          Value is determined by subtracting the exercise price from $1.83, the closing price of our common stock on the OTCBB on December 30, 2005, multiplied by the number of shares underlying the options.

Employment Agreements with Executive Officers

We currently have employment or offer letter agreements in effect with Mr. Gneezy, Dr. VanderBrug, Mr. Powdermaker, Mr. Floyd, Mr. Tennant and Mr. Enright.

iBasis and Mr. Gneezy are parties to an employment agreement, dated as of August 11, 1997, governing his employment with iBasis as President, Chief Executive Officer and Treasurer. Under the terms of the employment agreement, Mr. Gneezy is paid a base salary determined by the Compensation Committee of the Board of Directors, and is eligible to receive an annual bonus at the discretion of the committee.

iBasis and Dr. VanderBrug are parties to an employment agreement, dated as of August 11, 1997, governing his employment with iBasis as Executive Vice President and Assistant Secretary. Under the terms of the employment agreement, Dr. VanderBrug is paid a base salary determined by the Compensation Committee, and is eligible to receive an annual bonus at the discretion of such committee.

In 2005, Mr. Gneezy and Dr. VanderBrug earned $200,000 and $180,000 in base salary, respectively, and were awarded $87,500 and $80,500 in bonuses, respectively. We may terminate the employment agreements with Mr. Gneezy and Dr. VanderBrug “for cause” or at any time upon at least thirty days prior written notice, and Mr. Gneezy and Dr. VanderBrug may terminate their employment agreements “for good reason” or at any time upon at least thirty days prior written notice. If we terminate either of

Mr. Gneezy and Dr. VanderBrug without cause or if either resigns for good reason, we must continue to pay his base salary and continue to provide health benefits for one year. The agreements with Mr. Gneezy and Dr. VanderBrug also provide that in the event of an acquisition or change in control, their options and restricted shares, if any, automatically become fully vested immediately prior to the event, and each option remains exercisable until the expiration of the option or until it sooner terminates in accordance with its terms.

iBasis has offer letter agreements with Messrs. Powdermaker, Floyd, Tennant and Enright for serving in their respective capacities. Under the terms of their agreements, Mr. Powdermaker is paid a base salary of $150,000, Mr. Floyd is paid a base salary of $180,000, Mr. Tennant is paid a base salary of $175,000 and Mr. Enright is paid a base salary of $180,000. Each officer is eligible for a bonus, and in 2005 Messrs. Floyd and Tennant were awarded $35,000 and $59,500 in bonuses, respectively.

We may terminate the employment of Messrs. Powdermaker, Floyd, Tennant and Enright at any time and each may terminate his employment at any time. If, within six months following an acquisition or change of control, we terminate Messrs. Powdermaker, Floyd, Tennant or Enright, without cause, or if any resigns for good reason, we must continue to pay each officer’s base salary and health benefits for nine months. Our agreements with Messrs. Powdermaker, Floyd, Tennant and Enright provide that in the event we terminate the employment of the officer without cause, or the officer terminates his employment with “good reason,” in either case within six months after the occurrence of an acquisition or change in control, then such officer’s options immediately vest and become exercisable. Our agreements with Messrs. Powdermaker, Floyd and Tennant also contain provisions relating to each officer’s relocation expenses.

In general, “good reason” as used in the agreements of our executive officers means any material change in the compensation, position, and location of employment or responsibilities of the employee. “For cause” generally means gross negligence or willful misconduct of the employee, a breach of the employment agreement or the commission of a crime.

The executive officers also are entitled to life insurance, health insurance and other customary employee benefits to the extent that we make benefits of this type available to our other employees. All intellectual property that an executive officer may invent, discover, originate or make during the term of employment is the exclusive property of iBasis. The officers may not, during or after the term of employment, disclose or communicate any confidential information without iBasis’ prior written consent. The executive officers’ agreements also contain certain non-competition and non-solicitation provisions that are in effect during their employment with iBasis and continue after termination.

Compensation Committee Report on Executive Compensation(1)

The Compensation Committee of the Board of Directors is composed of two directors, Charles Corfield and Charles Skibo, each of whom is independent as defined by Nasdaq National Market listing rules. The Compensation Committee administers our overall compensation policies. In particular, the Compensation Committee establishes and administers our executive compensation policies and plans and administers our stock option and other equity-related compensation plans. The Compensation Committee considers internal and external information in determining officer compensation.

Compensation Philosophy

iBasis’ compensation programs are designed to achieve the following objectives:

•       Offer compensation opportunities that attract highly qualified executives, reward outstanding initiative and achievement, and retain the leadership and skills necessary to build long-term shareholder value;

•       Maintain a significant portion of executives’ total compensation at risk, tied to both the annual and long-term financial performance of iBasis and the creation of shareholder value; and

•       Further iBasis’ short and long-term strategic goals and values by aligning executive officer compensation with business objectives and individual performance.

The Compensation Committee believes that an employee’s compensation should be tied not just to how the individual employee performs, but also to how well the employee’s team and the Company perform against both financial and non-financial goals.

Compensation Program

iBasis’ compensation program has three primary integrated components, base salary, annual incentive awards, and long term-incentives. In addition, the compensation program is comprised of various benefits, including life insurance, health insurance and other customary benefits.

Base Salary.   Effective January 1, 2005, as to all employees except executive officers, the Company lifted a salary freeze that had generally been in place since the third quarter of 2001. Since this period, base salary levels for current and new employees have been determined as needed by reviewing the pay practices of companies of similar size, market capitalization, and offerings, the skills, performance level, and contribution to the business of individual executives, and the needs of the Company. Taking into consideration a variety of factors, including existing salary levels, competitor pay practices and 2005 corporate performance, certain employees, including executive officers, received modest salary increases as of the first quarter of 2006.

Incentive Awards.   iBasis’ executive officers are eligible to receive cash bonus awards designed to motivate them to attain short-term and longer-term corporate and individual management goals. In 2005, the Compensation Committee, taking into consideration the Company’s performance objectives for the year, proposed an incentive award proposal based on achievement of certain Company goals for named executive officers who do not participate in the Company’s sales commission program. At the conclusion of 2005, the Compensation Committee and the Board of Directors, taking into consideration the Company’s

(1)          Notwithstanding anything to the contrary set forth in any of iBasis' previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the Compensation Committee Report on Executive Compensation shall not be incorporated by reference into any such filings.

performance over the previous year and the Committee’s recommendation for bonuses as a function of fourth quarter 2005 and full year 2005 performance, voted to pay bonuses as identified in the Summary Compensation Table in this proxy statement. A 2006 executive bonus plan has been considered by the Committee, effective as of the first quarter of 2006. Bonuses under any such plan would be paid based in part on iBasis’ financial performance for fiscal 2006.

Long-Term Incentives.   iBasis provides long-term incentives through its Amended and Restated 1997 Stock Incentive Plan (the “Plan”). Stock options are granted under the Plan at fair market value and vest in installments, generally over two or four years. When determining option awards for an executive officer, the Compensation Committee considers the executive’s current contribution to Company performance, the Company’s executive retention objectives, the executive’s anticipated contribution to meeting iBasis’ long-term strategic performance goals, and industry practices and norms. The Compensation Committee also considers with respect to each executive, long-term incentives granted in prior years, existing level of stock ownership, and whether past incentives are still effective. Because the receipt of value by an executive officer under a stock option is dependent upon an increase in the price of iBasis’ common stock, this portion of the executive’s compensation is directly aligned with an increase in shareholder value. No executive officer was granted a stock option in 2005.

Chief Executive Officer Compensation

The Chief Executive Officer’s base salary, annual incentive award and long-term incentive compensation are determined by the Compensation Committee. Taking into consideration progress towards profitability and elimination of bond debt, for the year ended December 31, 2005, Mr. Gneezy received $200,000 for his annualized base salary and was awarded a bonus of $87,500. In 2004, Mr. Gneezy received a $200,000 annualized base salary and did not receive any bonus amount.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits the tax deduction to $1 million for compensation paid to certain executives of public companies. This deduction limitation does not apply to compensation that constitutes “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder. In any case, the combined salary and bonus of each executive officer has been below the $1 million limit. The Compensation Committee’s present intention is to structure executive compensation to minimize the application of the deduction limitation of Section 162(m) of the Code unless the Compensation Committee feels that the necessary changes in iBasis’ accounting methods in order to do so would not be in the best interest of iBasis or its shareholders.

Respectfully Submitted by the Compensation Committee,
Charles N. Corfield
Charles Skibo

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is currently an officer or employee of ours. Mr. Gneezy was formerly a member of the Compensation Committee until August, 2005. Mr. Skibo, a current member of our Compensation Committee, served as the President of iBasis Speech Solutions, a wholly-owned subsidiary of iBasis, from November 2001 until its sale in July 2002. Mr. Skibo was not a member of the Compensation Committee during that period. None of our executive officers served as a member of the Board of Directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board of Directors or the Compensation Committee.

Compensation of Directors

In 2005, each of our non-employee directors earned $15,000 in cash compensation for their services as directors. Neither Mr. Gneezy nor Dr. VanderBrug received additional compensation for serving as directors of iBasis. The directors who do not live in the Boston Metropolitan area were also reimbursed for travel expenses. We maintain directors’ and officers’ liability insurance and our by-laws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Delaware law. In addition, our certificate of incorporation limits the liability of our directors to either iBasis or its shareholders for breaches of the directors’ fiduciary duties to the fullest extent permitted by Delaware law.

In 2005 upon his appointment to the Board of Directors, Mr. Brumley received an option to purchase 80,000 shares of iBasis common stock. 25% of Mr. Brumley’s options became exercisable immediately on September 20, 2005, the date of grant, with the remainder of the option becoming exercisable in three annual installments of 25% each, beginning on the date of 2006 Annual Meeting of Shareholders and on each of the next two annual meetings of shareholders in years 2007 and 2008, provided, that Mr. Brumley continues to be a director of iBasis on each applicable date. All options were granted under the Plan.

Section 16(a)—Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires our officers and directors, as well as persons who own more than ten percent (10%) of a registered class of iBasis’ equity securities to file reports of ownership on Forms 3, 4, and 5 with the SEC and with us. Based on our review of copies of such forms, all officers, directors and 10% holders complied with the Section 16(a) filing requirements, except that Mr. Brumley’s initial statement of beneficial ownership and initial option grant were reported on a Form 5 on February 15, 2006.

Code of Ethics

We adopted a Code of Ethics that applies to each officer, employee and member of the Board of Directors. This Code of Ethics is available on our web site, at www.ibasis.net (under “Investor Relations”). We post any amendments or waivers of the Code of Ethics on our web site. You may obtain a free copy of this code by visting this site, writing to our Investor Relations Department at iBasis, Inc., 20 Second Avenue, Burlington, MA 01803, or by sending an email to ir@ibasis.net.

Stock Performance Graph

The following graph compares the percentage change in the cumulative total shareholder return on our common stock with the cumulative total return of the Nasdaq Stock Market (U.S.) Composite Index and the Nasdaq Stock Market Telecommunications Index (IXTC-O) for the period from December 31, 2000 through December 31, 2005. For purposes of the graph, it is assumed that the value of the investment in our common stock and each index was $100 on December 31, 2000 and that all dividends were reinvested.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG IBASIS, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE NASDAQ TELECOMMUNICATIONS INDEX

*                    $100 invested on 12/31/00 in stock or index—including reinvestment of dividends. Fiscal year ending December 31.

Cumulative Total Return	12/00	12/01	12/02	12/03	12/04	12/05
IBASIS	$100.00	$31.76	$8.00	$38.55	$59.64	$44.36
NASDAQ STOCK MARKET (U.S.) INDEX	100.00	79.57	56.48	84.08	91.61	93.72
NASDAQ STOCK MARKET TELECOMMUNICATIONS INDEX	100.00	69.73	35.46	58.99	62.95	59.41

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board of Directors is divided into three classes. Each class serves a three-year term. The Class 1 Directors’ terms will expire at the annual meeting. All directors will hold office until their successors have been duly elected and qualified or until their earlier resignation or removal.

The Board of Directors has nominated Gordon VanderBrug and David Lee for re-election as Class 1 Directors, each to hold office until the annual meeting of shareholders to be held in 2009 and until his respective successor is duly elected and qualified, or until his earlier resignation or removal. Shares represented by all proxies received by the Board of Directors and not marked so as to withhold authority to vote for Dr. VanderBrug and Mr. Lee will be voted FOR their election. The Board of Directors knows of no reason why any of the nominees should be unable or unwilling to serve, but if a nominee should for any reason be unable or unwilling to serve, the proxies will be voted or not voted in accordance with the judgment of the persons named as attorneys-in-fact in the proxies with respect to the vacancy created by that nominee’s inability or unwillingness to serve.

The following table sets forth information on the nominees to be elected at the annual meeting and each director whose term of office will extend beyond the annual meeting.

Nominee or Director’s Name	Age	Position(s) Held	Director Since	Year Term Will Expire	Class of Director
Ofer Gneezy	54	President, Chief Executive Officer, Treasurer and Director	1996	2008	3
Gordon J. VanderBrug	63	Executive Vice President, Assistant Secretary and Director	1996	2006	1
Charles N. Corfield(1)(2)(4)	45	Director	1997	2008	3
W. Frank King(2)(3)(4)	66	Director	2001	2007	2
David Lee(2)(3)(4)	68	Director	2002	2006	1
Charles M. Skibo(1)(3)(4)(5)	67	Director	1999	2007	2
Robert H. Brumley (4)	57	Director	2005	2008	3

(1)          Member of the Compensation Committee.

(2)          Member of the Audit Committee.

(3)          Member of the Shareholder Litigation Committee.

(4)          The Board of Directors has determined these directors to be independent in accordance with Nasdaq National Market listing rules.

(5)          This director is independent in accordance with Nasdaq National Market listing rules, as of July 12, 2005.

Mr. Gneezy, co-founder, has served as President, Chief Executive Officer, Treasurer and director since our formation in August 1996. From 1994 to 1996, Mr. Gneezy served as President of Acuity Imaging, Inc., a multinational company focused on the industrial automation industry. From 1980 to 1994, Mr. Gneezy was an executive of Automix, Inc. (a predecessor to Acuity Imaging), and industrial automation company, most recently having served as its President and Chief Executive Officer. Since July 2000, Mr. Gneezy has served as a director and a member of the Audit Committee of NMS Communications Corporation, which provides communication solutions for wireless and wireline networks. Mr. Gneezy graduated form Tel-Aviv University, is a graduate of the Advanced Management Program at Harvard’s University’s Graduate School of Business Administration and has a Masters of Science in engineering from M.I.T.

Dr. VanderBrug, co-founder, has served as Executive Vice President, Assistant Secretary and director since October 1996. From 1991 to 1996, Dr. VanderBrug was the Director of Marketing, Electronic Imaging Systems of Polaroid Corporation. In 1980, Dr. VanderBrug co-founded Automatix, Inc. Dr. VanderBrug received his B.A. in mathematics from Calvin College, an M.A. in mathematics from Wayne State University, and his Ph.D. in computer science from the University of Maryland.

Mr. Corfield has been a director of iBasis since September 1997. Since 2000, Mr. Corfield has been the Chief Executive Officer of SandCherry Networks. Mr. Corfield co-founded Frame Technology, a software company, in 1986 and was a member of its board of directors and its Chief Technology Officer until Adobe Systems acquired it in 1995. Mr. Corfield serves on the board of directors of SandCherry Networks, BeVocal, and Intuicom.

Dr. King has been a private investor since November 1998 and a director of iBasis since June 2001. From 1992 to 1998, he was Chief Executive Officer and director of PSW Technologies, Inc. (formerly a division of Pencom, Inc.), a provider of software services. From 1988 to 1992, Dr. King was Senior Vice President of Development of Lotus Development Corporation, and for the previous 19 years he served in various positions with IBM Corporation, including his last position as Vice President of Development for the entry system division. Dr. King is a director of NMS Communications, Inc. and eOn Communications Corporation.

Mr. Skibo has been a director of iBasis since September 1999. From September 2004 until June 2005, Mr. Skibo served as the Chief Executive Officer and as a director of HouseRaising, Inc., a public company focused on software and custom home building services. He served as President of iBasis Speech Solutions, Inc. from November 2001 to July 2002. From January 1999 to September 2001, Mr. Skibo served as the Chief Executive Officer and Chairman of Colo.com, a company that provided facilities and co-location services to communication and information technology industries. Colo.com filed for bankruptcy in June 2001. Since 1994, Mr. Skibo has also served as Chairman and Chief Executive Officer of Strategic Enterprises and Communications, Inc., a venture capital firm. From 1985 to 1987, Mr. Skibo was President and CEO of US Sprint and its predecessor company, U.S. Telecom. In addition, Mr. Skibo serves as Chairman and Chief Executive Officer of Allied Telecommunications. Mr. Skibo is a director of ICO, a satellite based internet company.

Mr. Lee has been a director of iBasis since May 2002. Mr. Lee has founded, served as chairman, and held senior executive positions at several communications technology companies, including ITT Corporation. Mr. Lee joined ITT after that company acquired Qume Corporation, a company he had co-founded in 1973. At ITT Qume, Mr. Lee held the positions of Executive Vice President from 1978 to 1981, and President, from 1981 through 1983. Mr. Lee later became President and Chairman of Data Technology Corporation. Through his service on the Advisory Committee on Trade Policy and Negotiation for Presidents Bush (senior) and Clinton, and his role on President George W. Bush’s Council on the 21st Century Workforce, Mr. Lee is one of the world’s foremost experts on US-China commerce and the Chinese telecommunications industry. Mr. Lee is Chairman of the Board of eOn Communications Corporation, and is a director of ESS Technology Inc. and Linear Technology Corporation. Mr. Lee also serves as a Regent for the University of California.

Mr. Brumley has been a director of iBasis since September 2005. Mr. Brumley has been President and CEO of TerreStar Networks, an emerging provider of advanced mobile satellite services, since August 2005. Prior to joining TerreStar, Mr. Brumley was founder and managing member of Pegasus Global LLC, an international development and advisory services firm specializing in technology, capital formation, and market strategies and solutions for domestic and international companies from January 2002 until August 2005. From January 2000 until December 2001, Mr. Brumley was the Executive Vice President for Strategy and Corporate Development for Cambrian Communications, LLC, a wholesale metropolitan area network provider. Cambrian Communications filed for bankruptcy in September 2002.

Mr. Brumley has also held executive management positions at leading telecommunications carriers including Deutsche Telekom and Bell Atlantic.

Board Meetings and Committees

The directors hold regular and special meetings as necessary. Independent members of the Board also regularly meet in executive session without management present and one independent member generally reports back to the non-independent directors. During the fiscal year ended December 31, 2005, the Board of Directors held six meetings. During the year, each of the directors attended at least 75% of the regularly scheduled meetings of the Board of Directors and, in accordance with their membership on each, the audit and compensation committees of the Board. Taking into account meetings scheduled on shorter notice, Mr. Lee attended fewer than 75% of the combined Board of Directors and committee meetings in 2005.

Our Board of Directors has the following three committees:

Compensation Committee.   The Compensation Committee administers the Company’s compensation policies and stock option plans. Its members are Messrs. Corfield and Skibo. The Compensation Committee met twice during 2005.

Audit Committee.   The Audit Committee is responsible for, among other things, monitoring the integrity and adequacy of iBasis’ financial information, control systems, and reporting practices, engaging and recommending to the Board of Directors ratification by the shareholders Audit Committee’s selection of independent registered public accounting firm for iBasis. Its members are Messrs. Corfield, King, and Lee, each of whom is independent, as defined by Rule 4200(a)(15) of the Nasdaq National Market listing rules. The Audit Committee met twelve times during 2005 and held four executive sessions with Deloitte & Touche in conjunction with certain regularly scheduled meetings.

Shareholder Litigation Committee.   The Shareholder Litigation Committee is responsible for evaluating, accepting and/or rejecting settlement proposals in connection with certain class action lawsuits filed against iBasis and certain of its current and past officers and directors, and against the investment banking firms that have underwritten our public offerings. Its members are Messrs. King, Lee, and Skibo.

Mr. Gneezy and Dr. VanderBrug attended our 2005 Annual Meeting of Shareholders. We do not require attendance at our annual meeting by non-employee members of our Board of Directors.

Procedures for Nominating Directors

Our Board of Directors does not have a separate standing nominating committee. The Board of Directors does not delegate the responsibility for selecting new directors as it believes that all of its independent members should be involved in this process. Independent members of our Board of Directors search for and review suitable candidates for director nominations.

In identifying and evaluating candidates for election, the following procedures are observed:

The Board of Directors first evaluates the current members of the Board who are willing to continue in service. Current members who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective.

If any member of the Board does not wish to continue in service or if the Board decides not to recommend a member for re-election, the Board identifies the desired skills and experience of a new nominee in light of the following criteria:

1.                whether the nominee has the personal attributes for successful service on the Board, such as demonstrated character and integrity; experience at a strategy/policy setting level; managerial experience dealing with complex problems; an ability to work effectively with others; and sufficient time to devote to our affairs;

2.                whether the nominee has been the chief executive officer or senior executive of a public company or a leader of a similar organization, including industry groups, universities or governmental organizations;

3.                whether the nominee, by virtue of particular experience, technical expertise or specialized skills or contacts relevant to our current or future business, will add specific value as a Board member;

4.                whether the nominee will be able to devote sufficient time to Board activities to effectively carry out the work of the Board;

5.                whether the nominee is expected to meet the definition of an “independent director” within the meaning of SEC rules and applicable Nasdaq listing standards;

6.                whether the nominee is expected to meet the criteria for an “audit committee financial expert” as defined by SEC rules; and

7.                whether there are any other factors related to the ability and willingness of a new nominee to serve, or an existing Board member to continue his service.

Our by-laws contain provisions that address the process by which a shareholder may nominate a candidate for director. The Board will consider director candidates recommended by shareholders in the same manner as other nominees except that the Board may consider the extent to which the recommending shareholder intends to continue holding its interest in the Company, including in the case of nominees recommended for election at an annual meeting of shareholders, whether the recommending shareholder intends to continue holding its interest at the time of such meeting.

To recommend a candidate to the Board, shareholders should send the candidate’s name, credentials, contact information, and his or her consent to be considered as a candidate to our Secretary, iBasis, Inc., 20 Second Avenue, Burlington, MA 01803. Such notice must be delivered to the Secretary not less than 120 nor more than 150 days prior to the first anniversary of the date of our proxy statement delivered to shareholders in connection with the preceding year’s annual meeting. The proposing shareholder should also include his or her contact information and a statement of his or her share ownership (how many shares owned and for how long).

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF DR. VANDERBRUG AND MR. LEE AS CLASS 1 DIRECTORS.

PROPOSAL NO. 2

APPROVAL OF AN AMENDMENT TO THE COMPANY’S FIRST AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT ONE OF THE REVERSE STOCK SPLITS DESCRIBED BELOW

General

On February 16, 2006, the Company’s Board of Directors unanimously approved and recommended, and is submitting to the shareholders of the Company for their approval, an amendment to the Company’s First Amended and Restated Certificate of Incorporation, as amended (the “Restated Certificate”), to provide the Board of Directors with the option to effect a reverse stock split of the Company’s issued and outstanding common stock at one of the following ratios: two-for-one, two and one half-for-one, three-for-one, three and one half-for-one, four-for-one, four and one half-for-one, five-for-one, five and one half-for-one, six-for-one or six and one half-for-one. Pursuant to a reverse stock split, each holder of 2 shares, 2.5 shares, 3 shares, 3.5 shares, 4 shares, 4.5 shares, 5 shares, 5.5 shares, 6 shares or 6.5 shares, as the case may be, of the Company’s common stock, immediately prior to the effectiveness of the reverse stock split, would become the holder of one share of the Company’s common stock. In 2004 the Company received shareholder approval to effect a reverse stock split but determined not to proceed because its balance sheet had remained highly leveraged with convertible notes.

If our shareholders approve the amendment to the Restated Certificate, no further action by our shareholders will be required either to implement or abandon the reverse stock split. The reverse stock split would become effective when and if the Certificate of Amendment to the Restated Certificate attached hereto as Appendix A is filed with the Secretary of State of the State of Delaware. The Company would notify its shareholders of the effectiveness of the reverse split by issuing a press release. The Board of Directors reserves the right, even if the Company receives shareholder approval at the Annual Meeting, to elect not to file, or to delay the filing of, the Certificate of Amendment if the Board determines in its sole discretion that implementing a reserve stock split is no longer in the best interests of the Company and its shareholders.

The reverse stock split, if implemented, would not change the number of authorized shares of common stock or preferred stock or the par value of the Company’s common stock or preferred stock. Except for any changes as a result of the treatment of fractional shares, each shareholder will hold the same percentage of common stock outstanding immediately prior to the reverse stock split as such shareholder held immediately prior to the split.

Purpose

As of March 22, 2006, the Company had 99,313,477 shares of common stock outstanding and the last reported sale price on the OTC Bulletin Board was $1.99 resulting in an aggregate market capitalization of approximately $197,633,819 million.

The Company is seeking shareholder approval of an amendment to the Restated Certificate in order to effect a reverse stock split to increase the per share market price of the Company’s common stock for the purpose of achieving compliance with the listing requirements of the NASDAQ Stock Market. Initial listing requirements for the NASDAQ National Market(2) include a minimum bid price of $5.00 per share and for the NASDAQ Capital Market a minimum bid price of $4.00 per share. The Board of Directors believes that trading on either the NASDAQ National or Capital Market may both provide a broader market for the Company’s common stock and facilitate the use of the Company’s common stock in financing transactions and strategic opportunities. If the shareholders do not approve amendment to the Restated Certificate or if the Board of Directors does not execute the reverse stock split, the Company’s common stock will continue to be traded on the OTC Bulletin Board which is generally considered to be a less liquid trading market.

The Company believes that a higher stock price may help generate greater investor interest in the Company and help the Company attract and retain employees and other service providers. The Company believes that institutional investors and investment funds are generally reluctant to invest in lower priced stocks. Accordingly, the Company concluded that reducing the number of outstanding shares of the Company’s common stock might be desirable in order to attempt to support a higher stock price per share based on the Company’s current market capitalization. In addition, the Company considered that the Company’s common stock may not appeal to brokerage firms that are reluctant to recommend lower priced securities to their clients. Certain investors may also be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, analysts at many brokerage firms do not monitor the trading activity or otherwise provide research coverage of lower priced stocks.

Certain Risks Associated With the Reverse Stock Split

There can be no assurance that the per share market price of the Company’s common stock will increase following the reverse stock split. The following example illustrates the effects on the number of shares that would be outstanding if any of the reverse stock splits are effected and possible market prices of the Company’s common stock assuming that the market price will change precisely in accordance with the multiple of the ratio of the particular amendment to be effected (example based on a market price of $1.99 per share—the closing price on March 22, 2006).

(2)          NASDAQ has announced that effective July 1, 2006, NASDAQ National Market will be called NASDAQ Global Market.

For illustration purposes only:

Ratio	Shares Outstanding as of March 22, 2006	Approximate number of Shares Outstanding After Reverse Stock Split	Product of Reverse Split Ratio and Market Price as of March 22, 2006
None	99,313,477	99,313,477	$1.99
2 for one	99,313,477	49,656,739	$3.98
2.5 for one	99,313,477	39,725,391	$4.98
3 for one	99,313,477	33,104,492	$5.97
3.5 for one	99,313,477	28,375,279	$6.97
4 for one	99,313,477	24,828,369	$7.96
4.5 for one	99,313,477	22,069,662	$8.96
5 for one	99,313,477	19,862,695	$9.95
5.5 for one	99,313,477	18,056,996	$10.95
6 for one	99,313,477	16,552,246	$11.94
6.5 for one	99,313,477	15,278,996	$12.94

The total market capitalization of the Company’s common stock after the proposed reverse stock split may be lower than the total market capitalization before the proposed reverse stock split and, in the future, the market price of the Company’s common stock following the reverse stock split may not exceed or remain higher than the market price prior to the proposed reverse stock split.

The Company cannot predict whether the proposed reverse stock split will achieve the desired results. The price per share of the Company’s common stock is also a function of its financial performance and other factors, some of which may be unrelated to the number of shares outstanding. Accordingly, there can be no assurance that the closing bid price of the Company’s common stock after the reverse stock split will increase in an amount proportionate to the decrease in the number of issued and outstanding shares, or increase at all, or that any increase can be sustained for a prolonged period of time. Even if the reverse stock split has the desired effect, there can be no assurance that the Company will be able to meet the other initial listing requirements of the NASDAQ National or Capital Market, or, if successfully listed, maintain compliance with all of the continued listing requirements.

Although the Company believes that the reverse stock split would not have a detrimental effect on the total value of its common stock, there can be no assurance that the total value of its common stock after the reverse stock split would be the same as before the split. In addition, the reverse split may have the effect of creating odd lots of stock for some shareholders and such odd lots may be more difficult to sell or have higher brokerage commissions associated with such sales.

Effects of the Reverse Stock Split

With the exception of the number of issued and outstanding common shares, the rights and preferences of the shares of common stock prior and subsequent to the reverse split would remain the same. The reverse stock split may result in some shareholders owning “odd-lots” of fewer than one hundred shares of common stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in “round-lots” of even multiples of 100 shares. The reverse stock split would not change the per share par value of the common stock. Outstanding options and warrants to purchase common stock and any other convertible security would be adjusted so that the number of shares of common stock issuable upon their exercise would be divided by 2, 2.5, 3, 3.5, 4, 4.5, 5, 5.5, 6, or 6.5, as the case may be (and corresponding adjustments would be made to the number of shares vested under each outstanding option), and the exercise price of each option and warrant would be multiplied by 2, 2.5, 3, 3.5, 4, 4.5, 5, 5.5, 6, or 6.5, as the case may be. No fractional shares would be issued upon the reverse split. Instead, the Company would round up any fraction to the nearest whole-share.

If a shareholder owns 10,000 shares of common stock prior to the reverse stock split, after a reverse stock split that same shareholder will own 5,000 shares in the case of a two-for-one split, 4,000 shares in the case of a two and one half-for-one split, 3,334 shares in the case of a three-for-one split, 2,858 shares in the case of a three and one half-for-one split, 2,500 shares in the case of a four-for-one split, 2,223 shares in the case of a four and one half-for-one share; 2,000 in the case of a five-for-one split; 1,819 in the case of a five and one half-for-one split; 1,667 in the case of a six-for-one split; and 1,539 in the case of a six and one half-for-one split.

Fractional Shares

The Company will round up any fraction to the nearest whole-share. The Company will not issue any fractional share certificates in connection with the reverse stock split.

Authorized Shares

The reverse split will reduce the amount of issued and outstanding shares of the Company’s common stock but the authorized number of shares of common stock will remain the same. Therefore, the proportion of authorized shares of common stock that are not issued or outstanding would increase due to the reduction in the number of shares of the Company’s common stock issued and outstanding based on the reverse stock split ratio selected by the Board of Directors. Authorized but unissued shares will be available for issuance, and the Company may issue such shares in financings or otherwise. If the Company were to issue additional shares, the ownership interest of holders of the Company’s common stock may be diluted.

Exchange of Certificates

If the Certificate of Amendment to the Restated Certificate is filed with the Secretary of State of the State of Delaware, the reverse stock split will automatically occur without any further action on the part of shareholders and will not be affected by the timing of the physical surrender of a shareholder’s pre-split stock certificates. If the reverse stock split becomes effective, the Company will notify common shareholders and request them to surrender their stock certificates for new certificates representing the number of whole shares of common stock into which their shares have been converted as a result of the reverse stock split. Until the old certificates are surrendered, each current certificate representing shares of common stock will evidence ownership of common stock in the appropriately reduced whole number of shares. Shareholders should not destroy any stock certificates and should not submit any certificates until requested to do so.

Accounting Matters

The par value of the common stock will remain the same after the reverse stock split becomes effective. As a result, the Company’s stated capital will be reduced and capital in excess of par value (paid-in capital) increased accordingly. Stockholders’ equity will remain unchanged.

Potential Anti-Takeover Effect

Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Company’s Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company), the reverse stock split proposal is not being proposed in response to any effort to accumulate the Company’s shares of common stock or to obtain control of the Company, nor is it part of a plan by management to recommend similar amendments to the Company’s Board of Directors and shareholders. Other than the reverse stock split proposal, the Company’s Board of Directors does not currently contemplate recommending the adoption of any other amendments to the Company’s Restated Certificate that could be construed to have an anti-takeover effect.

No Dissenters’ Rights

Under the Delaware General Corporation Law, the Company’s shareholders are not entitled to dissenters’ rights with respect to the reverse stock split, and the Company will not independently provide shareholders with any such right.

Federal Income Tax Consequences of the Reverse Stock Split

The following is only a summary of the material federal income tax consequences of a reverse stock split to a shareholder and is for general information purposes only. Shareholders should consult their own tax advisors for any federal, state, local and foreign tax effects of a reverse stock split in light of their individual circumstances.

The change of the old amounts of common stock for the new amounts of common stock should not have material federal income tax consequences to shareholders. The change of the old amounts of common stock for the new amounts of common stock generally would not cause any gain or loss to be recognized by a shareholder. The aggregate basis of the shares of the new amounts of common stock would be the same as the aggregate basis of the old amounts of common stock held by the shareholder. A shareholder’s holding period for shares of the new amounts of common stock would include the holding period for shares of the old amounts of common stock held by the shareholder if they are held as a capital asset at the effective time of the reverse stock split.

Vote Required; Recommendation of Board of Directors

The affirmative vote of the holders of a majority of all outstanding shares of the Company’s common stock entitled to vote on this proposal will be required for approval.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE RESTATED CERTIFICATE

PROPOSAL NO. 3

RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTING FIRM

Our Board of Directors has appointed the firm of Deloitte & Touche, registered public accounting firm, to serve as independent registered public accounting firm for the fiscal year ending December 31, 2006. Deloitte & Touche has served as iBasis’ independent auditors since 2002. If the shareholders do not ratify the selection of Deloitte & Touche, the Board of Directors may consider selection of other independent certified public accountants to serve as independent registered public accounting firm, but no assurances can be made that the Board of Directors will do so or that any other independent certified public accountants would be willing to serve. Representatives from Deloitte & Touche are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF APPOINTMENT OF IBASIS’ INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Audit Committee Report(1)

The Audit Committee of the Board of Directors is composed of three directors, Charles Corfield, David Lee and W. Frank King, each of whom is independent as defined by Nasdaq National Market listing rules. The Board of Directors made an affirmative determination as to the independence of each member of the Audit Committee, including a determination that no member of the Audit Committee has a relationship with the Company that may interfere with his independence from the Company and its management. No member of the Audit Committee has participated in the preparation of the Company’s financial statements, and each committee member is able to read and understand fundamental financial statements, including the balance sheet, income statement, and cash flow statement of iBasis. The Board of Directors has determined that Dr. King is an audit committee financial expert as defined by applicable rules and regulations under the Exchange Act of 1934. The Audit Committee operates under a written Audit Committee Charter.

The Audit Committee is responsible for, among other things, monitoring the integrity and adequacy of iBasis’ financial information, control systems, and reporting practices, and for recommending to the Board of Directors adoption by the shareholders of the Audit Committee’s selection of independent registered public accounting firm for iBasis. The Audit Committee engaged for fiscal 2005 and for fiscal 2006 has selected and the Board of Directors has approved the selection of Deloitte & Touche LLP (“Deloitte & Touche”) as iBasis’ independent registered public accounting firm.

The Audit Committee has reviewed and discussed iBasis’ audited financial statements with management, which has primary responsibility for the financial statements. The committee has discussed with Deloitte & Touche the matters that are required to be discussed by Public Company Accounting Oversight Board Interim Standard AU 380 (Communication with Audit Committees). It has also discussed with Deloitte & Touche Deloitte & Touche’s independence from iBasis and its management and has received from Deloitte & Touche the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.”

(1)          Notwithstanding anything to the contrary set forth in any of iBasis' previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the Audit Committee Report shall not be incorporated by reference into any such filings.

The Audit Committee has considered whether the services provided by Deloitte & Touche are compatible with maintaining the independence of Deloitte & Touche and has concluded that the independence of Deloitte & Touche is maintained and not compromised by the services provided.

Based on the review and discussion referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in iBasis’ Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission.

Respectfully Submitted by the Audit Committee,
Charles N. Corfield
W. Frank King
David Lee

Audit and Non-Audit Fees

The following table presents fees for audit services rendered by Deloitte & Touche for the audit of our annual financial statements for the years ended December 31, 2005 and 2004 and fees billed for other services rendered by Deloitte & Touche during those periods.

	Fiscal 2005	Fiscal 2004
Deloitte & Touche, LLP
Audit Fees(1)	$835,306	$393,266
Audit-Related Fees(2)	10,165	144,767
Tax Fees(3)	96,536	158,823
All Other Fees	0	0
Total	$942,007	$696,856

(1)          Audit Fees—Audit fees billed to iBasis by Deloitte & Touche for auditing our annual financial statements and internal controls, and reviewing the financial statements included in iBasis’ Quarterly Reports on Form 10-Q.

(2)          Audit-Related Fees—Audit-related fees billed to iBasis by Deloitte & Touche include fees related to the review of registration statements filed by iBasis.

(3)          Tax Fees—Tax fees billed to iBasis by Deloitte & Touche include fees related to the preparation of our tax returns and tax advice.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other permissible services. Pre-approval is generally provided for up to 12 months from the date of pre-approval and any pre-approval is specified as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee may delegate pre-approval authority to one or more of its members when expedition of services is necessary. The independent registered public accounting firm and management are required periodically to report to the full Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

The Audit Committee has determined that the provision of non-audit services by Deloitte & Touche is compatible with maintaining Deloitte & Touche’s independence.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During 2005, except as described below, there were no material transactions between iBasis, any director or executive officer of the Company, or any security holder known to hold more than five percent (5%) of our common stock (a “5% Holder”). In June and July 2005, holders of an aggregate of $29.0 million of the Company’s 8% Secured Convertible Notes due 2007 (“Secured Notes”) exercised their right to convert their notes to common stock at $1.85 per share, resulting in the issuance of 15.7 million shares. The Company paid $1.7 million in cash premiums to encourage early conversion of the Secured Notes. LC Capital Master Fund (“LC Capital”), Singer Children’s Management Trust (“Singer”) and Loeb Partners Corporation (“Loeb”), each a 5% Holder, converted $3,500,000, $3,500,000 and $2,500,000 respectively, of Secured Notes. Following a notice of redemption, in August and September 2005, holders of an aggregate of $32.6 million of the Company’s 6 ¾% Convertible Subordinated Notes due in 2009 (“Subordinated Notes”) exercised their right to convert their notes to common stock at $1.85 per share, resulting in the issuance of 17.6 million shares. LC Capital, Singer and Loeb participated in the conversion of Subordinated Notes.

During 2005, Capital & Technology Advisors LLC (“CTA”) provided consulting services to an informal committee of the noteholders/shareholders that held and subsequently exchanged certain Company debt instruments for stock. CTA’s fees, which were approximately $77,500, were paid by iBasis. Our former director, Peter D. Aquino, was previously a Senior Managing Director of CTA until August 2004.

Pursuant to a side letter agreement dated June 18, 2004 entered into between the Company and holders of greater than fifty percent (50%) of the total principal amount of Secured Notes (“Majority Purchasers”), the Company agreed to exercise commercially reasonable efforts, in good faith, to cause to be nominated to the Board of Directors one individual designated by the Majority Purchasers (and any successors to such individual later designated by the Majority Purchasers), and to lend its public support to the election of such individual to the Board. The selection of such individual was subject to the consent of the Company, such consent not to be unreasonably withheld, and the Company was not required to take any action in conflict with applicable law. Mr. Aquino was the initial director designated by the Majority Purchasers. The side letter terminated upon conversion of the Secured Notes as described above.

VOTING PROCEDURES

The affirmative vote of a plurality of the shares of iBasis’ common stock present or represented at the annual meeting and entitled to vote is required to elect the Class 1 Directors, and the affirmative vote of a majority of such shares is required to ratify Deloitte & Touche as independent registered pubic accounting firm. The affirmative vote of a majority of outstanding shares is required to amend the Company’s Restated Certificate. The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of common stock issued and outstanding on March 22, 2006. Shares that are voted “ABSTAIN”, “FOR”, or “AGAINST” a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting with respect to such matter. In instances where brokers are prohibited from exercising discretionary authority for beneficial holders who have not returned a proxy (so-called “broker non-votes”), those shares are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved. Abstentions will be counted towards the tabulation of votes cast on the proposals to amend the Restated Certificate and ratify Deloitte & Touche and will have the same effect as negative votes. All votes will be tabulated by the Inspector of Election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

OTHER BUSINESS

The Board of Directors knows of no business that will be presented for consideration at the annual meeting other than as stated above. If any other business should properly come before the annual meeting, the persons named in the proxies solicited hereby, each of whom is an iBasis employee, may vote all shares subject to such proxies with respect to any such business in the best judgment of such person.

SHAREHOLDER PROPOSALS AND COMMUNICATIONS

It is currently contemplated that the 2007 Annual Meeting of Shareholders will be held in late May 2007. Proposals of shareholders intended for inclusion in the proxy statement to be furnished to all shareholders entitled to vote at the next annual meeting of iBasis must be received at our principal executive offices not later than November 24, 2006 and not before October 25, 2006. Proponents should submit their proposals to our Secretary, by certified mail, return receipt requested.

Any shareholder who wishes to communicate to our entire Board of Directors, or to any individual director, may send that communication in writing to our Secretary, iBasis, Inc., 20 Second Avenue, Burlington, MA 01803 and it will be forwarded to the appropriate member(s) of the Board of Directors. All written shareholder communications to the Board of Directors will be forwarded to the designated recipient(s).

ANNUAL REPORT ON FORM 10-K

A copy of iBasis’ Annual Report on Form 10-K for the year ended December 31, 2005 will be furnished to shareholders together with this Proxy Statement. Copies of the Annual Report are available without charge to each shareholder, upon written request to the Investor Relations department at our principal offices at 20 Second Avenue, Burlington, Massachusetts 01803.

SHAREHOLDER SHARING THE SAME ADDRESS

iBasis adheres to a procedure called “householding”, which has been approved by the SEC. Under this procedure, iBasis is furnishing only one copy of the Annual Report and Proxy Statement to multiple shareholders who share the same address and have the same last name, unless contrary instructions from an affected shareholder have been received. This procedure reduces printing and mailing costs and fees. Shareholders who participate in householding will continue to receive separate proxy cards.

iBasis will deliver promptly upon written or oral request a separate copy of the Annual Report and Proxy Statement to any shareholder at a shared address to which a single copy of either of those documents was delivered. To receive a separate copy of the Annual Report or Proxy Statement, you may write iBasis at 20 Second Avenue, Burlington, MA 01803, Attention: Investor Relations, or call 781-505-7500.

If you are a holder of record and would like to revoke your householding consent and receive a separate copy of the annual report or proxy statement in the future, please please write or call iBasis at 20 Second Avenue, Burlington, MA 01803, Attention:  Investor Relations, (781) 505-7500. If you hold your shares in “street name”, please contact your bank, broker or other holder of record.

Any shareholders of record who share the same address and currently receive multiple copies of iBasis’ Annual Report and Proxy Statement who wish to receive only one copy of these materials per household in the future, please write or call iBasis at 20 Second Avenue, Burlington, MA 01803, Attention:  Investor Relations, (781) 505-7500. A number of brokerage firms have instituted householding. If you hold your shares in “street name”, please contact your bank, broker or other holder of record to request information about householding.

Dated: March 23, 2006

Appendix A

FORM OF
CERTIFICATE OF AMENDMENT
OF
THE FIRST AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
IBASIS, INC.

Pursuant to § 242 of the General Corporation Law
of the State of Delaware

iBasis, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

A.    The name of the Corporation is iBasis, Inc. The original Certificate of Incorporation was filed with the Secretary of State of Delaware on August 2, 1996, the First Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on November 16, 1999, and a Certificate of Amendment to the First Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on June 18, 2004.

B.     The following amendment to the Restated Certificate of Incorporation, as amended (the “Restated Certificate”) of the Corporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware:

1.      Article IV of the Restated Certificate is hereby amended such that each of the paragraphs immediately preceding Article (IV)(A)—“COMMON STOCK”—shall be deleted and replaced in its entirety with the following:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is 185,000,000 shares, consisting solely of:

170,000,000 shares of common stock, par value $0.001 per share (“Common Stock”); and

15,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”).

Simultaneously with the effective date of the filing of this amendment to the Restated Certificate (the “Split Effective Date”), each two, two and one half, three, three and one half, four, four and one half, five, five and one half, six or six and one half shares of common stock, par value $0.001 per share, of the Corporation issued and outstanding or held as treasury shares immediately prior to the Split Effective Date (the “Old Common Stock”) shall automatically without any action on part of the holder thereof, be reclassified and changed into one share of common stock, par value $0.001 per share, which the Corporation shall be authorized to issue immediately subsequent to the Split Effective Date (the “New Common Stock”). Each holder of a certificate or certificates which immediately prior to the Split Effective Date represented outstanding shares of Old Common Stock (the “Old Certificates”) shall, from and after the Split Effective Date, be entitled to receive upon surrender of such Old Certificates to the Corporation’s transfer agent for cancellation, a certificate or certificates (the “New Certificates”) representing the shares of New Common Stock into which the shares of Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof. No fractional shares of New Common Stock of the Corporation shall be issued. No shareholder of the Corporation shall transfer any fractional shares of Common Stock of the Corporation. The Corporation shall not recognize on its stock record books any purported

A-1

transfer of any fractional share of Common Stock of the Corporation. Instead, any fractional share shall be rounded up to the nearest whole share.

The following is a statement of the powers, designations, preferences, privileges, and relative rights in respect of each class of capital stock of the Corporation.”

IN WITNESS WHEREOF, this Certificate of Amendment of the First Amended and Restated Certificate of Incorporation, which amends certain provisions of the First Amended and Restated Certificate of Incorporation of the Corporation, having been duly adopted in accordance with Section 242 of the Delaware General Corporation Law, has been duly executed by its Secretary, this                             day of                    , 200 .

Jonathan Draluck, Secretary

A-2

IBASIS, INC.

MR. A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

C 1234567890      J N T

☒ Mark this box with an X if you have made
changes to your name or address details above.

ANNUAL MEETING PROXY CARD         123456         C0123456789         12345

A.                Election of Directors

1.                The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold
01—Gordon VanderBrug	☐	☐
02—David Lee	☐	☐

B.               Issues

The Board of Directors recommends a vote FOR the following proposals.

		For	Against	Abstain
2.	PROPOSAL TO AMEND FIRST AMENDED AND AND RESTATED CERTIFICATE OF INCORPORATION	☐	☐	☐
3.	PROPOSAL TO RATIFY AND APPOINT DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS	☐	☐	☐

C.               Authorized Signatures  Sign Here—This section must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears hereon. All holders must sign. Corporation or partnership, please sign in full corporate or partnership name by authorized person.

Signature 1:	Date:	Signature 2:	Date:

PROXY

iBASIS, INC.

PROXY FOR 2006 ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of iBasis, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated March 23, 2006, and hereby appoints Ofer Gneezy and Gordon VanderBrug, and each of them, jointly and severally, as proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2006 Annual Meeting of Shareholders of iBasis, Inc. to be held on Tuesday, May 2, 2006 at 10:00 a.m., local time, at our offices, 20 Second Avenue, Burlington, Massachusetts 01803 and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote, if personally present, on the matters set forth on the reverse side and, in accordance with their discretion, on any other business that may come before the meeting, and revokes all proxies previously given by the undersigned with respect to the shares covered hereby.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS, FOR THE AMENDMENT TO THE FIRST AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND FOR THE PROPOSAL TO RATIFY AND APPOINT DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Telephone and Intenet Voting Instructions
You can vote by telephone OR Internet!  Available 24 hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada)		To vote using the Internet
Call toll free 1-80-652-VOTE (8683) in the United States or Canada at any time on a touch tone telephone. There is NO CHARGE to you for the call.	OR	Go to the following web site: WWW.COMPUTERSHARE.COM/EXPRESSVOTE
Follow the simple instructions provided by the recorded message.		Enter the information requested on your computer screen and follow the simple instructions.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
Proxies submitted by telephone or the Internet must be received by 1:00 a.m. Central Time, on May 2, 2006.
THANK YOU FOR VOTING